Calculation of Filing Fee Tables
S-8
NOMURA HOLDINGS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	6,264,668	$ 9.42	$ 59,013,172.56	0.0001381	$ 8,149.72
Total Offering Amounts:						$ 59,013,172.56		$ 8,149.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,149.72
Offering Note
[1]	(1) Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). (2) The proposed maximum offering price per share was derived, pursuant to Rule 457(h) under the Securities Act, from the price at which each Restricted Stock Unit is to be settled. Settlement prices were expressed in Japanese yen and converted to U.S. dollars based on an exchange rate of JPY158.46 per dollar, as quoted at New York close on January 15, 2026 by Tullett Prebon and published on the website of the Wall Street Journal. (3) Numbers have been rounded up to the nearest cent.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A